Exhibit T3B.7

[logo:] Registrars OF SPAIN

REGISTRY CERTIFICATE

Registry Certification issued by:

MARÍA CONSUELO RIBERA PONT

Commercial Registrar of MERCANTIL DE MADRID

Príncipe de Vergara, 72 28006 - MADRID

Telephone: 915761200

Fax: 915780566

E-mail: madrid@registromercantil.org

Certification of Articles of Association

APPLICATION IDENTIFIER: 3/38/N86FN86U

(Cite this identifier for any

question related to this certification)

Your reference: SOLVIA SERVICIOS INMOBILIARIOS – Article

[logo:] Registrars OF SPAIN
REGISTRY CERTIFICATE

THE undersigned REGISTRAR OF THE COMMERCIAL REGISTRY OF MADRID AND ITS PROVINCE, following an examination of the Books of the Archive and the digital database existing in this commercial Registry, MADRID, with reference to the Company requested in the request presented under entry 8108 of Journal 2025;

CERTIFIES:

1. That the company currently named SOLVIA SERVICIOS INMOBILIARIOS SA, a unipersonal proprietorship, with NIF A86744349, IRUS: 1000290691567 and EUID: ES28065.081291850, is registered in this Registry, in volume 31153, folio 10, section 8, page M- 560663, and is currently in force.

2. The current Articles of Association of the aforementioned company are those attached at the end of this certificate.

3. No special situation is listed.

4. The dissolution and liquidation of the company to which this certificate relates is not registered, according to this Registry.

5. The journal does not show any entry relating to a title pending registration affecting the items being certified.

It is hereby noted that the registration status is certified as of 6 February 2025, prior to the opening of the Journal of Documents.

Note: Electronic file 7359/2025.

CLAUSE OF LIMITATION OF EFFECT: The certificate only reliably certifies the content of the entries in the Registry at the time of its issue ex art. 77 of the Regulations of the Commercial Registry approved by Royal Decree 1784/1996, of 19 July. It is expressly stated that this certificate cannot be used to accredit the registration situation at a time other than the date of issue. Notice is hereby given of the possibility of any possible alteration in the registration sheet due to entries made at a later date that may affect the validity or content of what is being certified. The very existence of the entity, the validity and content of the powers of its representatives may have been substantially altered subsequently. Under no circumstances may the representative of the legal entity be understood to be able to bind the latter with third parties, due to the results of this certificate when the same is out of date due to lack of updating and in accordance with the provisions of articles 4 and 5 of Law 6/2020, of 11 November, regulating certain aspects of electronic trust services.

...... WARNINGS ......

|WWW.REGISTRADORES.ORG|	[ Page 1 of 2 ]

[logo:] Registrars OF SPAIN
REGISTRY CERTIFICATE

BASIC INFORMATION ON PERSONAL DATA PROTECTION

Data Controller: Registrar/Entity listed in the header of the document. For further information, please see the other data protection information.

Purpose of processing: To provide the requested registration service including the practice of associated notifications and, where appropriate, invoicing thereof, as well as to comply with legislation on money laundering and terrorist financing, which may include profiling.

Legal basis for processing: The processing of the data is necessary: for the performance of a task carried out in the public interest or in the exercise of public powers vested in the registrar, in compliance with the relevant legal obligations, as well as for the performance of the requested service.

Rights: Mortgage and mercantile legislation establishes a special regime with regard to the exercise of certain rights, and therefore the provisions of these will be complied with. For matters not provided for in the registry regulations, the provisions of data protection legislation shall apply, as indicated in the details of the additional information. In any case, the exercise of the rights recognised by the data protection legislation to the data owners shall comply with the requirements of the registration procedure.

Categories of data: Identity data, contact data, other data available in the additional data protection information.

Recipients: Processing of data by other recipients is foreseen. No international transfers are foreseen.

Sources from which the data originate: Data may originate from the data subject himself/herself, presenter, legal representative, Management/Advisory.

Other data protection information: Available at https://www.registradores.org/politica-de-privacidad-servicios-registrales depending on the type of registry service requested.

CONDITIONS OF USE OF INFORMATION

The information made available to you is for your exclusive use and is non-transferable and confidential and may only be used for the purpose for which the information was requested. The transmission or transfer of the information by the user to any other person, even free of charge, is prohibited. In accordance with the Instruction of the Directorate General of Registries and Notaries of 17 February 1998, the incorporation of the data contained in the registry information into computer files or databases for individualised consultation of natural or legal persons is prohibited, even expressing the source of origin.

...... . ......

This document has been signed with a qualified electronic signature by MARÍA CONSUELO RIBERA PONT Commercial Registrar of the COMMERCIAL REGISTRY OF MADRID on 6 February 2025.

[barcode]

(*) C.S.V.[secure verification code]: 128065270065647050

Verification Web Service: https://sede.registradores.org/csv

(*) Secure Verification Code: this code allows the authenticity of the copy to be checked by accessing the electronic archives of the issuing public body or agency. Copies made on paper of public documents issued by electronic means and signed electronically will be considered authentic copies provided that they include the printing of an electronically generated code or other verification systems that allow their authenticity to be verified by accessing the electronic archives of the issuing public body or organisation (Art. 27.3 of Law 39/2015, of 1 October, on the Common Administrative Procedure of Public Administrations).

|WWW.REGISTRADORES.ORG|	[ Page 2 of 2 ]

ARTICLES OF ASSOCIATION

Article 1.- Name. The Company shall be called “SOLVIA SERVICIOS INMOBILIARIOS, S.A.” (the “Company”), and shall be governed by these Articles of Association in accordance with the provisions of Royal Legislative Decree 1/2010, of 2 July, which approves the revised text of the Capital Companies Act and other relevant provisions in force.

Article 2.- The company has as its object: (a) The provision of advisory services in the accounting, financial, tax, legal, technical, property, marketing, advertising, engineering, quality and IT sectors, as well as the provision of investment advisory services to financial institutions, companies and individuals. (b) The preparation of commercial reports, whether for its own use or for third parties, obtained from any kind of public or private body. (c) The preparation of reports, studies and projects relating to the activity for which the advisory services are provided. (d) The administration and management of financial products, and also the management and collection on behalf of third parties of the amounts that may be due to them, represented by any public or private document, whether or not it is of a business nature. (e) The creation, development, rental and sale of software as well as the provision of all types of IT services, particularly those dedicated to financial and property services. (f) The provision of all types of services related to the administration, custody, management, exploitation and marketing of property, as well as the administration and management of financial assets and the custody of related documentation. (g) The development, subdivision, construction, promotion and rehabilitation, as well as planning, management, discipline and execution activities that may be carried out at the request of individuals by any of the forms established by law, either on its own account or on behalf of third parties, of all types of property. (h) The mediation in the direct sale or auction of property, individual financial assets and credit portfolios, all on its own account or on behalf of third parties. (i) The organisation, management, administration and operation of all types of auctions and other types of events and exhibitions of similar characteristics or purpose of movable property, property and financial assets. (j) The provision of management and administration services to companies or entities with an identical or similar purpose, whether owned by the Company or by third parties. (k) The conservation, administration and preventive and corrective maintenance of buildings, mechanical, electrical and fire-fighting installations, communications and lifting equipment, as well as security, gardening, air conditioning, disinfection and rat extermination and cleaning services and systems, maintenance and conservation of swimming pools, lifeguards, entry phones and any other service provided to the properties. (l) The provision of logistics services that are necessary for the proper operation of buildings, including concierge, cafeteria and even transport services, administrative and accounting management services. The provision of comprehensive property management services for buildings. (m) The provision of commercial management services, the marketing of properties, property management and the management of leases in general for all types of properties, and in particular for commercial premises and dwellings. (n) Development, implementation and management of websites, computer systems and tools that enable the publication, marketing and commercialisation of property assets and services. The management, in-house and for third parties of customer acquisition and loyalty through the internet or other electronic media.

All the activities included in the corporate purpose shall be carried out by the appropriate professionals with the official qualifications required in each case. The Company shall only be an intermediary company in relation to those of the aforementioned activities which, in accordance with Law 2/2007 on Professional Companies, are considered to be professional activities. Excluded from the corporate purpose are those activities reserved by law to certain types of companies, as well as those for which an authorisation or qualification is required which the Company does not have and, specifically and expressly, those activities regulated in Securities Market Law and the Law on Collective Investment Institutions. The aforementioned activities may be carried out by the company, either directly or indirectly, including through its participation in other companies with the same or similar objects.

Article 3.- Address The address of the Company is calle Vía De Los Poblados 3, Edificio 1, 28033 Madrid. By agreement of the administrative body, it may be transferred within the same town where it is established. Likewise, branches, agencies or delegations may be created, suppressed or transferred as the development of the company’s business makes necessary or convenient, both in Spain and abroad.

Article 4.- Duration The duration of the Company is indefinite and commences its operations on the day of the execution of the deed of incorporation. The Company may be dissolved at any time in accordance with these Articles of Association and the law.

TITLE II. Share capital and shares.

Article 5.- Share capital. The share capital is NINE MILLION SIX HUNDRED AND EIGHTY-THREE THOUSAND AND TEN EUROS (€9,683,010), fully subscribed and paid up.

Article 6.- Shares. The share capital is divided into NINE MILLION SIX HUNDRED AND EIGHTY-THREE THOUSAND AND TEN EUROS (€9,683,010) registered shares, indivisible, of a single class and series, with a nominal value of ONE EURO (€1) each; numbered sequentially from 1 to 9,683,010, both inclusive. Each share confers on its legitimate holder the status of shareholder and confers on him/her the rights recognised by law and in these bylaws. Each share confers the right to one vote.

Article 7.- Shares. The shares shall be represented by registered shares, which shall be unitary or multiple. In the latter case, each certificate shall comprise all the shares held by the same shareholder. The certificates shall be numbered consecutively and shall contain at least the information required by article 114 of the Capital Companies Act, or the article that amends or replaces it. The shares shall appear in the Register of Registered Shares kept by the Company, in which successive transfers, the creation of rights in rem and other encumbrances on the shares shall be recorded. Each entry shall indicate the identity and address of the holder of the share or of the right or encumbrance on the share. The Company may only rectify the contents of the Register of Registered Shares if the interested parties have not objected to the rectification within a period of one month from the date of reliable notification of the intention to do so. The personal details of shareholders may be amended at their request and shall not be effective vis-à-vis the Company until such time as they are recorded in the Register of Registered Shares. The Company shall only consider a shareholder to be a shareholder if he is registered in the book of registered shares. Any shareholder who so requests may examine the book of registered shares. Until the certificates have been printed and delivered, each shareholder shall be entitled to obtain certification of the shares registered in his name.

Article 8.- Transfer of shares. a) Voluntary transfer by “inter vivos” acts. The voluntary transfer of shares by “inter vivos” acts between shareholders, as well as in favour of companies belonging to the same group as the transferring shareholder, under the terms established in Article 42 of the Commercial Code. In other cases, the transfer shall be subject to the following rules:

i) A shareholder intending to transfer all or part of its shares, whether for valuable consideration or free of charge, shall send to the Company’s Administrative Body a communication (the “Transfer Communication”) stating the number and numbering of the shares it proposes to transfer, the name, address and nationality of the person to whom it wishes to transfer such shares, if any, as well as the price, payment conditions and main terms and conditions for the transfer. The Notice of Transfer shall constitute an irrevocable offer to sell. ii) Within ten (10) calendar days following receipt of the Notice of Transfer, the Board of Directors shall send it to the remaining shareholders so that they may decide whether they wish to exercise their pre-emptive acquisition right on the shares offered as set out below. iii) Within twenty-five (25) calendar days from the date on which the Administrative Body has notified the remaining shareholders of the Transfer Notice, the non-transferring shareholders may exercise a pre-emptive acquisition right for all (but not part) of the shares offered, under the same conditions set out in the Transfer Notice, by notifying the transferring shareholder in writing, with a copy to the Administrative Body. If more than one shareholder shows an interest in acquiring the shares offered, they shall be distributed by the Administrative Body among them pro rata to their shareholding in the Company. If the pro rata distribution of shares by the transferring shareholder results in several shareholders being entitled to fractions of shares, the corresponding shares shall be attributed to the shareholders to whom the highest fractions correspond. iv) The price shall be paid in full at the time of formalising the transfer which, in any event, must be within the month following the date on which the decision to exercise the pre-emptive acquisition right has been notified in accordance with the provisions of the preceding paragraphs. If the shareholder or shareholders who have notified their decision to exercise the pre-emptive acquisition right do not formalise the transfer within that period, and without prejudice to the legal actions available to the transferring shareholder to recover any damages and/or losses suffered, the provisions of sub-section (y) below shall apply. If there are several shareholders who notify their decision to exercise their pre-emptive acquisition right and any of them do not formalise the transfer, the shares corresponding to them shall be offered pro rata to the remaining shareholders. v) In the event that no shareholder has exercised their pre-emptive acquisition right within the period of twenty-five (25) calendar days from the date on which the Board of Directors has notified the remaining shareholders of the Transfer Notice, the transferring shareholder shall be free to transfer the shares in accordance with the plan communicated in the Transfer Notice. vi) In cases where the planned transfer is for valuable consideration other than purchase or free of charge, the acquisition price shall be the price set by mutual agreement between the parties or, failing this, the fair value of the shares on the day on which the Company was notified of the intention to transfer. Fair value shall mean the value determined by an auditor, other than the auditor of the Company, appointed for this purpose by the directors of the Company. vii) The public deed of transfer must be executed within one (1) month of the occurrence of the first of the circumstances indicated in subsection (y) above. Within thirty (30) calendar days from the date of the transfer of the shares in accordance with the above rules, the transferring shareholder must send the Company a copy of the public deed of transfer. This regime shall also apply to the voluntary transfer by inter vivos acts of the right of pre-emptive subscription of shares which, in capital increases, corresponds to the shareholders in accordance with the provisions of the Law, which shall be exercisable within the periods established therein. b) Transfer “mortis causa”. The same pre-emptive acquisition right regulated in section (a) above shall apply to transfers of shares mortis causa, in which case the provisions of article 124 of the Capital Companies Act, or such other article as may replace or amend them, shall be complied with. In such cases, the notice to the Administrative Body may be given by the heir, legatee, administrator of the estate or the person acting in his or her stead, and the time periods shall commence to run from the time of such notice. The reasonable value shall be understood to be that of the day on which the registration of the transfer mortis causa was requested. c) Forced transfer. The right of pre-emptive acquisition referred to in section (a) above may be exercised even in the event of seizure or compulsory execution at the request of a third party, or as a consequence of any judicial or administrative enforcement proceedings on shares in the Company or rights inherent to such shares, for whatever reason, and in such cases the provisions of Articles 124 and 125 of the Capital Companies Act, or those which replace or amend them, shall apply. The periods shall commence to run from the time when the auctioneer or successful bidder notifies the Board of the acquisition. d) General The rules governing the transfer of shares shall be those in force on the date on which the shareholder notified the Company of his intention to transfer or, where applicable, on the date of the death of the shareholder, or on the date of the judicial or administrative award. Transfers of shares which do not comply with the provisions of the Law and these Articles of Association shall have no effect whatsoever against the Company.

Article 9.- Pending payment When there are partially paid-up shares, the shareholders must contribute to the Company the portion of capital not paid-up in the manner and within the period or periods determined by the resolution to increase the share capital or, failing this, under the conditions decided by the Board of Directors, in any event within a maximum period of five (5) days from the date of the resolution to increase the share capital.

Article 10.- Formalisation of transfer and constitution of rights. All transfers of shares, as well as the creation of a pledge or any other right in rem over the shares or any other right in rem, must be recorded in a public document. The transfer of shares or the creation of rights in rem thereon must be notified in writing to the Company for recording in the Register of Registered Shares, indicating the personal circumstances, nationality and domicile of the acquirer. The acquirer of the shares may exercise the rights of shareholder against the Company or, in the case of the holder of a right in rem, the rights corresponding to him in accordance with the provisions of the corresponding document formalising its constitution, as soon as the Company becomes aware of the transfer or constitution of the encumbrance.

Article 11.- Usufruct of shares. In the case of a usufruct of shares, the status of shareholder resides in the bare owner, but the usufructuary shall have the right, in any case, to the dividends agreed by the company during the usufruct. In all other cases, the relationship between the usufructuary and the bare owner and the content of the usufruct shall be governed by the constitutive title of the usufruct and, in the absence thereof, by the provisions of the Capital Companies Act and, supplementarily, by the provisions of the Civil Code. Notwithstanding the foregoing, and unless the constitutive title of the usufruct provides otherwise, the provisions of Articles 128 and 129 of the Capital Companies Act shall apply to the liquidation of the usufruct and to the exercise of the right to subscribe new shares. In this case, the sums to be paid by the bare owner to the usufructuary shall be paid in money.

Article 12.- Pledge of shares In general, in the event of a pledge of shares, the owner of the shares shall be entitled to exercise the rights of the shareholder. As an exception, the pledgee shall be entitled to all the rights of the shareholder (including the right to vote and to call a General Meeting of Shareholders) without limitation from the time the application for enforcement of the pledge has been admitted or the Company has been notified of the commencement of the notarial enforcement of the pledge. Notwithstanding the foregoing, the regime of transfer of shares and pre-emptive subscription rights shall not apply in the case of transfers as a result of proceedings for the enforcement of the pledge with which all or part of the shares may have been encumbered.

Article 13.- Attachment of shares. In the case of attachment of shares, the provisions of the preceding article shall apply to the pledge, insofar as it is compatible with the specific attachment regime.

Article 14.- Co-ownership or joint shareholding. In the event of co-ownership of shares or joint shareholding over the same, the co-owners or co-owners shall designate one of them to exercise the corporate rights, but in the event of breach of the obligations to the Company, all of them shall be jointly and severally liable.

TITLE III. Governing and administrative bodies of the Company.

Article 15.- Social bodies. The social bodies of the Company are the General Meeting and the Administrative Body.

Section One. General Shareholders’ Meeting.

Article 16.- General Shareholders’ Meeting. The shareholders, constituted in a duly called General Shareholders’ Meeting, shall decide on the matters within the competence of the General Shareholders’ Meeting. All shareholders, including dissenting shareholders and those who have not participated in the meeting, shall be subject to the resolutions of the General Shareholders’ Meeting, without prejudice to the right of withdrawal that may correspond to them in accordance with the provisions of the Law and these bylaws.

Article 17.- Powers of the General Shareholders’ Meeting. The General Shareholders’ Meeting shall be responsible for deliberating and agreeing on the following matters: a) Approval of the annual accounts, distribution of profits and censure of corporate management. b) The appointment and removal of the directors, liquidators and, if appropriate, the auditors, as well as the exercise of corporate action for liability against any of them. c) The authorisation of the directors to carry on the same, similar or complementary type of activity as the corporate purpose for their own account or for the account of others. d) The amendment of the Articles of Association. e) The increase and reduction of share capital. f) The transformation, merger, spin-off or global transfer of assets and liabilities of the Company and the transfer of the registered office abroad. g) The suppression or limitation of pre-emptive subscription rights. h) The acquisition, disposal or contribution of essential assets to another company. The essential nature of the assets shall be presumed when the amount of the transaction exceeds twenty-five (25) per cent of the value of the assets appearing in the last approved balance sheet, in accordance with the provisions of article 160 of the Capital Companies Act or such other article as may replace or amend it. i) The dissolution of the Company. j) The approval of the final liquidation balance sheet. k) Any other resolutions expressly reserved by law or by these Articles of Association to the competence of the same.

Article 18.- Attendance and representation. In order to attend General Shareholders’ Meetings, it shall be sufficient to hold one share. Shareholders who are registered in the Register of Registered Shares five days prior to the date on which the General Shareholders’ Meeting is to be held shall be entitled to attend.

Any shareholder entitled to attend may be represented at the General Shareholders’ Meeting by another person, even if not a shareholder. The proxy must be conferred in writing and, when not recorded in a public document, must be made specifically for each General Shareholders’ Meeting. The proxy shall cover all the shares held by the shareholder represented. Proxies may be revoked at any time. The personal attendance of the represented shareholder at the General Shareholders’ Meeting shall have the effect of revocation.

Article 19.- Types of meetings. General Shareholders’ Meetings may be ordinary or extraordinary. The Ordinary General Shareholders’ Meeting shall necessarily meet within the first six (6) months of each financial year to review the management of the company, approve, if appropriate, the accounts for the previous financial year and resolve on the application of the result, and may also deal with any other point indicated on the agenda and which is within the competence of the General Shareholders’ Meeting. If the Governing Body does not convene the Ordinary General Meeting within the aforementioned period, it may be convened at the request of any shareholder, after hearing the opinion of the Governing Body. Any other General Shareholders’ Meeting held shall be considered extraordinary and shall be held whenever the Administrative Body deems it necessary or convenient for the company’s interests or when requested by a number of shareholders representing at least 5% of the share capital, expressing in the request the matters to be discussed. In the latter case, the General Shareholders’ Meeting must be called to be held within two (2) months of the date on which the Administrative Body was requested by notary to call it, and the matters requested must be included on the agenda. If the Administrative Body does not comply with the request in due time, the General Shareholders’ Meeting may be called at the request of any shareholder, after hearing the Administrative Body.

Article 20.- Notice. All General Shareholders’ Meetings shall be called by means of a notice published on the Company’s website if it has been created, registered and published in accordance with the terms provided for in article 11 bis of the Capital Companies Act, or such other article as may replace or codify it. If the Company has not agreed to create its website or if it has not yet been duly registered and published, the call shall be made by means of an individual written notice, which shall be sent to each of the shareholders at the address designated for this purpose or the address stated in the Company’s documentation, to ensure that all shareholders receive it. A period of at least one month must elapse between the call and the date set for the General Shareholders’ Meeting. The notice shall state the name of the company, the date and time of the meeting and the agenda. It shall contain the mandatory information required by law in each case in relation to the items to be discussed. The notice of call may state the date on which, if appropriate, the General Shareholders’ Meeting will meet on second call. A period of at least twenty-four hours must elapse between the first and second call. In all matters concerning the convening of the General Meeting of Shareholders in special cases, supplementary content of the notice, prior notice period, legal notice and second call, the provisions of the Capital Companies Act shall apply. In the event that remote participation of shareholders in the general meeting is permitted, by videoconference or similar telematic means that duly guarantee the identity of the subject, or remote voting, the notice shall state, in addition to the above, the deadlines, forms and methods of exercising the shareholders’ rights that allow the meeting to be conducted in an orderly manner. The general meeting may also be called to be held exclusively by telematic means, without the physical or in-person attendance of the shareholders or their representatives, in accordance with the provisions of the Law. In this case, the notice of call shall inform of the formalities and procedures to be followed for the registration and drawing up of the list of attendees, for the exercise by them of their rights and for the proper reflection in the minutes of the proceedings of the meeting. The provisions of this article shall be without effect when a legal provision establishes different requirements for meetings dealing with specific matters, in which case the specific provisions shall be observed.

Article 21.- Place of call. General Shareholders’ Meetings shall be called by the Board of Directors or, as the case may be, the liquidators, and shall be held in the municipal district where the Company has its registered office; unless for imperative reasons it is advisable and necessary for such General Shareholders’ Meeting to be held in any other place in Spain or abroad.

Article 22.- Universal Meeting. In any event, the meeting shall be validly constituted to deal with any business, without the need for prior notice, provided that all the share capital is present or represented and the attendees unanimously agree to hold the meeting. The general meeting may be held anywhere in Spain or abroad, without prejudice to the possibility of facilitating remote participation by videoconference or similar telematic means that duly guarantee the identity of the subject. Likewise, a universal meeting may be held exclusively by telematic means, provided that: (i) the entire share capital, present or represented, accepts the holding of the universal meeting exclusively by telematic means; (fi) the identity and legitimisation of the shareholders and their representatives is duly guaranteed, the secretary of the general meeting recognises their identity and so states in the minutes, which he shall immediately send to the e-mail addresses of the attendees; (iii) all attendees can effectively participate in the meeting by appropriate means of remote communication, such as audio or video, complemented by the possibility of written messages during the course of the meeting, both to exercise in real time the rights to speak, information, proposal and vote to which they are entitled, and to follow the interventions of the other attendees by the aforementioned means. The exclusively telematic universal meeting shall be deemed to be held at the registered office, irrespective of where the President of the general meeting is located.

Article 23.- Quorum for constitution. The General Shareholders’ Meeting shall be validly constituted at first call when the shareholders, present or represented by proxy, hold at least 25% of the subscribed capital with voting rights. On second call, the General Shareholders’ Meeting shall be validly constituted regardless of the amount of capital in attendance. In order for the General Shareholders’ Meeting to validly resolve on the resolutions established in Article 194 of the Capital Companies Act (quorum for special cases), or that which modifies or replaces it, shareholders present or represented by proxy must hold at least 50% of the subscribed voting capital at first call and 25% at second call.

Article 24.- Participation and representation at the general meeting. All shareholders, including those without voting rights, may attend general meetings. It shall be an essential requirement for attendance that the shareholder has registered ownership of his shares in the company’s register of registered shares five days prior to the date on which the meeting is to be held. Directors must attend general meetings. The general meeting may authorise the attendance of directors, managers, technicians and other persons who have an interest in the proper conduct of the company’s affairs. In cases where general meetings are held in person or in person, the administrative body may allow the following to attend the general meeting by videoconference or any other similar telematic means, or remote voting by any written or electronic means, on the terms to be described in the notice of call, provided that the identity of the shareholder exercising his right and, where appropriate, the security of the electronic communications is adequately guaranteed. With regard to participation in the general meeting, the medium used shall allow two-way communication so that shareholders may be informed of what is happening in real time and may speak and address the general meeting from a place other than the place where it is being held. In cases where the general meeting is held exclusively by telematic means, i.e. without the physical attendance of shareholders or their proxies, the holding of the meeting shall in any event be subject to the identity and legitimisation of the shareholders and their proxies being duly guaranteed and to all attendees being able to participate effectively in the meeting by appropriate means of remote communication, such as audio or video, complemented by the possibility of written messages during the course of the meeting, both to exercise in real time the rights to speak, information, proposal and vote to which they are entitled, and to follow the speeches of the other attendees by the aforementioned means. To this end, the directors shall implement the necessary measures in accordance with the state of the art and the circumstances of the company and the number of its shareholders. The exclusively telematic meeting shall be deemed to be held at the registered office, irrespective of where the President of the general meeting is located. Any shareholder entitled to attend may be represented at the general meeting by another person, even if such person is not a shareholder. The appointment of the proxy by the shareholder and its notification to the company, which shall be of a special nature for each meeting, may be made in writing, including by electronic means, provided that it is recorded on a recorded medium as evidence and the identity of the shareholder, and the appointed proxy is guaranteed. In cases of public proxy solicitation, the requirements of article 186 of the LSC must be complied with. The provisions of article 187 of the LSC shall in any event be complied with.

Article 25.- Presiding Panel, deliberations and adoption of resolutions. The President and secretary of the general meeting shall be the members of the board of directors, or, in their absence, those appointed by the shareholders attending the meeting at the beginning of the meeting. If there is a Vice-President and Vice-Secretary of the board, they shall hold office in the absence of the President and Secretary, respectively. If the company is managed and represented by a sole director, the sole director shall act as President of the general meeting, and the Secretary of the meeting shall be the person appointed by the shareholders present at the beginning of the meeting. Only the matters included on the agenda published in the notice of meeting may be discussed and voted upon, with the exception of the provisions of articles 223.1 and 238.1 LSC. In any event, even if they are included in the same item on the agenda, the following must be voted on separately: a) The appointment, ratification, re-election or removal of each director. b) The amendment of the Articles of Association, that of each article or group of articles that have their own autonomy. The President shall direct the deliberations, give the floor and determine the reasonable duration of the successive interventions. Resolutions shall be adopted by a simple majority of the votes of the shareholders present or represented at the meeting, and a resolution shall be deemed to be adopted when it receives more votes in favour than against of the capital present or represented, unless otherwise provided by law.

Article 26.- Conflict of interest. Shareholders may not exercise their right to vote when there is a conflict of interest with respect to the object of the vote, in accordance with the provisions of the Capital Companies Act and, in particular, when it is a question of adopting a resolution whose object is: a) to authorise them to transfer shares subject to a legal restriction in the Articles of Association; b) exclude him/her from the Company; release him/her from an obligation or grant him/her a right; d) provide him/her with any type of financial assistance, including the provision of guarantees; or e) exempt him/her from the obligations arising from the duty of loyalty pursuant to the provisions of article 230 of the Capital Companies Act, or such other article as may replace or amend it. The shares of a shareholder who is in any of the situations of conflict of interest contemplated in the preceding section shall be deducted from the share capital for the purpose of calculating the majority of votes required in each case.

Article 27.- Minutes and certifications. All corporate resolutions shall be recorded in the minutes of the General Shareholders’ Meeting, which shall be signed by the persons acting as Chairman and Secretary of the meeting. The minutes of the General Meeting shall necessarily include the list of attendees and must be approved by the General Shareholders’ Meeting itself at the end of the meeting and, failing this, within fifteen (15) days, by the chairman and two intervening shareholders, one representing the majority and the other representing the minority; all without prejudice to the provisions of the Law for the notarial minutes. The minutes, once approved and signed, shall be transcribed in the corresponding minutes book of the Company.

Section Two. Administrative Body.

Article 28.- Modes of organising the administration of the Company. The Administrative Body, without the limitations of the powers reserved by the Capital Companies Act and the Articles of Association to the General Shareholders’ Meeting, shall exercise supreme management and shall extend to all acts included in the corporate purpose. The Company shall be governed and managed, at the discretion of the General Shareholders’ Meeting, by: (a) a sole director; (ii) two joint and several directors; (iii) two joint directors; or (d) a Board of Directors comprising a minimum of three and a maximum of twelve members. The General Shareholders’ Meeting shall determine the system of administration adopted and, where appropriate, the number of members of the Board of Directors. The General Shareholders’ Meeting may also change the system of administration or the number of members of the Board of Directors without amending these Articles of Association.

Article 29.- Appointment. The competence for the appointment of Directors corresponds exclusively to the General Shareholders’ Meeting. In order to be appointed Director, it shall not be necessary to be a shareholder, and both natural persons and legal entities may be appointed directors. Persons or entities that are subject to any legal incompatibility or cause of prohibition or disqualification, and in particular those provided for in article 213 of the Capital Companies Act, Act 5/2006, of 10 April, and other applicable state and autonomous community regulations in force, may not hold any office in the Company. The Directors may not engage for their own account or for the account of others in the same type of trade that constitutes the object of the Company, except by resolution of the General Shareholders’ Meeting adopted with the majority of votes provided for in Article 24 of these Articles of Association.

Article 30.- Term of office. Directors shall hold office for a term of six years and may be re-elected one or more times for periods of the same duration. Once the term has expired, the appointment shall expire when the next general meeting has been held or when the legal term for holding the meeting that is to decide on the approval of the accounts for the previous year has elapsed. However, the general shareholders’ meeting may at any time remove the directors, even if the removal is not on the agenda.

Article 31.- Directors’ remuneration. The office of director, both as such and for the performance of executive duties, shall be remunerated. The directors shall receive a remuneration consisting of (a) a fixed allowance; (b) assistance allowance. (c) variable remuneration, which shall be calculated in accordance with the criteria for meeting the objectives established by the group; and (d) severance pay, consisting of compensation equivalent to monthly payments of remuneration, provided that the termination was not due to failure to perform the duties of director. The maximum amount of annual remuneration for all the directors as a whole shall be approved by the general meeting and shall remain in force until such time as it is amended. The distribution of remuneration among the different directors shall be established by resolution of the general meeting or the board of directors, which must take into consideration the functions and responsibilities attributed to each of the directors. The remuneration established in this article shall be compatible with any other remuneration that the directors may receive by virtue of a commercial or employment relationship, which does not require statutory provision.

Article 32.- Board of Directors. When the administration and representation of the Company is entrusted to a Board of Directors, the rules set out below shall apply: 1.- Composition. The Board of Directors shall be composed of a minimum of three and a maximum of twelve members, the determination of which shall be the responsibility of the General Shareholders’ Meeting. 2.- Frequency. The Board of Directors shall meet whenever it is necessary or convenient for the interests of the Company and is so resolved by the Chairman, or whoever acts in his stead, either on his own initiative or at the request of a director. In any event, the Board of Directors shall meet at least once a quarter. In the event that a director so requests, the chairman may not delay the calling of the meeting for more than fifteen days from the date of receipt of the request. 3.- Calling of meetings. Notice of call shall necessarily be given in writing, at least two (2) working days prior to the meeting, by letter, telegram, fax or any other written or electronic means. The notice of meeting shall be addressed personally to each of the members of the Board of Directors, at the address appearing in their appointment to the e-mail address they have communicated to the Company, or to those, which, in the event of a change, they have notified to the Company. The notice shall state the date, place and time of the meeting, as well as the items on the Agenda. 4.- Constitution. The Board shall be validly constituted when half plus one of its members attend the meeting in person or represented by another director. In the event of an odd number of directors, half shall be determined by default. A director may be represented at meetings of the Board of Directors only by another director. Representation shall be conferred by letter addressed to the Chairman. A meeting of the Board of Directors shall be validly convened without prior notice when all the members of the Board unanimously decide to hold the meeting. 5.- Internal Regulations. The Board of Directors shall appoint the chairman from among its members and may appoint, if it so decides, one or more vice-chairmen to replace the chairman in the event of vacancy, absence or illness. It shall also appoint the secretary and may appoint a deputy secretary to replace the secretary in the event of vacancy, absence or illness. The secretary and vice-secretary may be non-directors, who may have the right to speak but not to vote. Voting shall be by show of hands, except when the vote is to be taken by secret ballot by decision of the Chairman or at the request of the majority of those present. A written vote without a meeting shall be valid if no director objects. Resolutions of the Board of Directors held by videoconference or conference call shall be valid provided that none of the directors object to this procedure, that they have the necessary means to do so, and that they mutually recognise each other, which must be stated in the minutes of the Board of Directors and in the certification of the resolutions. In this case, the meeting of the Board of Directors shall be deemed to be the only meeting held at the place of the registered office. 6.-

Majorities. Resolutions shall be adopted by an absolute majority of those attending the meeting, except where the law requires a qualified majority. In the event of a tie, the Chairman shall have the casting vote. 7.- Minutes. The resolutions of the Board of Directors shall be recorded in the minutes, which must be approved by the Board at the end of the meeting or at the following meeting. The minutes shall be signed by the secretary of the Board of Directors at the meeting, with the approval of the person acting as chairman. The minutes shall be transcribed in the Company’s minute book. 8.- Delegation of powers. The Board of Directors may appoint one or more managing directors from among its members, without prejudice to the powers of attorney that may be conferred on any person, the powers to be conferred being determined in each case. The permanent delegation of any power of the Board of Directors to one or more managing directors and the appointment of the director or directors to occupy such positions shall require, in order to be valid, the favourable vote of two thirds of the members of the Board of Directors and shall not produce any effect until it is registered in the Commercial Registry. Under no circumstances shall any powers be delegated in contravention of the provisions of the Capital Companies Act and, in particular, none of the following powers: a) The supervision of the effective functioning of the committees it has set up and of the directors it has appointed; b) The determination of the Company’s general policies and strategies; c) The authorisation or waiver of the obligations arising from the duty of loyalty pursuant to the provisions of article 230 of the Capital Companies Act, or such other article as may replace or amend it; d) Its own organisation and operation; e) The preparation of the annual accounts and their submission to the General Meeting; f) The preparation of any kind of report required by law from the administrative body, provided that the transaction to which the report refers cannot be delegated; g) The appointment and removal of the Company’s managing directors, as well as the establishment of the terms of their contract; h) The appointment and removal of executives who report directly to the board or any of its members, and the establishment of the basic conditions of their contracts, including their remuneration; i) Decisions relating to the remuneration of directors, within the framework of the Articles of Association and, where appropriate, the remuneration policy approved by the General Meeting of Shareholders; j) The calling of the General Meeting of Shareholders and the drawing up of the agenda and proposal of resolutions; k) The policy relating to treasury stock; 1) The powers delegated to the Board of Directors by the General Shareholders’ Meeting, unless expressly authorised by it to sub-delegate them.

TITLE IV. Financial year and accounts.

Article 33.- Financial year. The financial year shall commence on 1 January and end on 31 December of each year.

Article 34.- Annual accounts. The Administrative Body is obliged to draw up, within a maximum period of three (3) months from the close of the financial year, the annual accounts, the management report and the proposal for the distribution of profits. The annual accounts shall comprise the balance sheet, the profit and loss account and the notes to the financial statements and, where appropriate, the statement of changes in equity and the cash flow statement. These documents, which shall form a single unit, shall be clearly drawn up and shall give a true and fair view of the Company’s assets, financial position and results, in accordance with the provisions of the Law and the Commercial Code, and shall be signed by the Board of Directors.

Article 35.- Shareholders’ right to information on the annual accounts. Any shareholder shall have the right to obtain, as from the call to the General Shareholders’ Meeting, immediately and free of charge, the documents to be submitted for the approval thereof, as well as the management report and, if appropriate, the auditors’ report. This right shall be stated in the notice of meeting. During the same period indicated in the preceding paragraph, the shareholder or shareholders representing at least five per cent (5%) of the share capital may examine, at the registered office, either by themselves or together with an accountant, the documents that serve as support and background for the annual accounts of the Company, without the right of the minority to have an auditor appointed at the Company’s expense preventing or limiting this right.

TITLE V. Separation and exclusion of shareholders.

Article 36.- Separation and exclusion of shareholders. Shareholders shall have the right to withdraw from the Company and may be excluded from the Company by resolution of the General Shareholders’ Meeting, for the reasons and in the manner provided in Articles 346 et seq. of the Capital Companies Act, or those replacing or amending them.

TITLE VI. Dissolution and liquidation.

Article 37.- Grounds for dissolution. The Company shall be dissolved for the causes established in Chapter One of Title X of the Capital Companies Act.

Article 38.- Liquidation. At the time of dissolution, the directors shall be converted into liquidators, unless the General Shareholders’ Meeting has appointed others upon resolution of the dissolution. The liquidators shall hold office for an indefinite period. If three (3) years have elapsed since the opening of the liquidation without the final balance sheet of the liquidation having been submitted to the General Shareholders’ Meeting for approval, any shareholder or person with a legitimate interest may request the Commercial Court of the registered office of the company to remove the liquidators in the manner provided for in the Capital Companies Act. Once all creditors have been satisfied or the amount of their claims against the company has been deposited with a credit institution in the municipality in which the registered office is located and any outstanding claims have been secured, the resulting assets shall be distributed among the shareholders in proportion to their interest in the company’s share capital.

Article 39.- Reactivation of the Company. Once dissolution has been agreed and until payment of the shareholders’ liquidation quota has commenced, the General Shareholders’ Meeting may agree to the Company’s return to active life provided that the cause for dissolution has disappeared and the book assets are not less than the share capital. Notwithstanding the foregoing, the revival of the Company may not be resolved in cases of dissolution by operation of law.

TITLE VII. Sole shareholder.

Article 40.- Sole shareholder company. In the event that the Company becomes a single-member company, the provisions of Articles 12 et seq. of the Capital Companies Act, or such articles as may replace or amend them, shall apply, and the sole shareholder shall exercise the powers of the General Shareholders’ Meeting.